UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2015

Commission file number 001-36725

ATLAS ENERGY GROUP, LLC

(Exact name of registrant as specified in its charter)

Delaware	45-3741247
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (412) 489-0006

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 13, 2015, the board of directors of Atlas Energy Group, LLC (the “Company”), the general partner of Atlas Resource Partners, L.P. (“ARP”), appointed Daniel C. Herz, age 38, to serve as President of the Company effective as of April 14, 2015. Following Mr. Herz’s appointment as President, Edward E. Cohen will no longer serve as President of the Company but will continue to serve as its Chief Executive Officer, and the Company’s Executive Committee will be comprised of Jonathan Z. Cohen (Executive Chairman of the Company), Edward E. Cohen and Daniel C. Herz.

Prior to his appointment as President, Mr. Herz served as Senior Vice President of Corporate Development and Strategy of the Company since March 2012. Mr. Herz served as Senior Vice President of Corporate Development and Strategy of the general partner of Atlas Energy, L.P. from February 2011 until February 2015. Mr. Herz was Senior Vice President of Corporate Development of Atlas Pipeline Partners GP, LLC from August 2007 until February 2015. He also was Senior Vice President of Corporate Development of Atlas Energy, Inc. and Atlas Energy Resources, LLC from August 2007 until February 2011. Before that, Mr. Herz was Vice President of Corporate Development of Atlas Energy, Inc. and Atlas Pipeline Partners GP, LLC from December 2004 and of Atlas Energy, Inc.’s general partner from January 2006.

In February 2015, in connection with the Company’s entry to two term loan facilities the lenders thereunder syndicated participations in loans underlying the facilities, and certain of the Company’s officers participated in the loan syndication as well of the private placement of the Company’s Series A preferred units. Mr. Herz purchased approximately $889,000 in loans and $1.2 million of Series A preferred units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 14, 2015	ATLAS ENERGY GROUP, LLC.

	By:	/s/ Sean P. McGrath
	Name:	Sean P. McGrath
	Its:	Chief Financial Officer